United States
Securities And Exchange Commission
Washington, Dc 20549

_______________________________

First Amended Form S-8

Registration Statement Filed
Pursuant To The
Securities Act Of 1933

Date Of Report: January 6, 2004

ViaStar Holdings, Incorporated
 (Exact Name Of Registrant As Specified In Its Charter)

Nevada (State Or Other Jurisdiction Of Incorporation Or Organization)	88-0380343 (IRS Employer Identification No.)

2451 W. Birchwood Avenue,
Suite 105, Mesa, Arizona, 85202
 (Address Of Principal Executive Offices)

First Amended 2003 Employees/Consultants
Common Stock Compensation Plan
 (Full Title Of The Plan)

Laughlin Associates, Inc.
2533 North Carson Street
Carson City, Nevada 89706
(Name And Address Of Agent For Service)

(775) 883-4874
 (Telephone Number, Including Area Code, Of Agent For Service)

Calculation Of Registration Fee

Title Of Securities To Be Registered	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price For This Amended Form S-8 Filing	Amount Of Registration Fee (3)
Common Stock ($.001 par value)	8,000,000	$0.285	$2,280,000	$209.76

(1)

Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993. The calculation of the registration fee is based upon a per share price of $0.285 which was the average of the high and low sales prices of the Registrant's common stock on the three days preceding January 5, 2004, as reported on the Over-the-Counter Electronic Bulletin Board.

(2)

This number represents 5,000,000 additional common shares registered herein. This amount is over and above the original 3,000,000 common shares that were registered in the 2003 STOCK INCENTIVE PLAN (See SEC File Number 333-110359 and Accession Number 0001199835-03-000345).

(3)

The Registrant previously paid a fee of USD $295.32. The additional fee for the registration of the additional 5,000,000 common shares that are the subject of this First Amended 2003 Employees/Consultants Common Stock Compensation Plan is USD $0.00, totaling $209.76.

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INTRODUCTION

(8,000,000 SHARES OF COMMON STOCK)

Introduction:

On July 15, 2003, The Company filed a Form S-8 Registration Statement for its First Amended 2003 Employees/Consultants Common Stock Compensation Plan (See SEC File Number 333-110359). Due to the fact that the Company requires additional compensatory incentives to employees and bona fide consultants with common stock, it is critical that the Company have access to additional registered common shares in order to meet the Company's obligations. For this reason, the Company is filing this First Amended 2003 Employees/Consultants Common Stock Compensation Plan, and is thereby increasing the total number of shares registered under this plan from 3,000,000 to 8,000,000 (the "Amended Registration Statement").

This Amended Registration Statement relates to the offer and sale by ViaStar Holdings, Inc. ("ViaStar"), a Nevada corporation (the "Company" or "Registrant") of shares of its $.001 par value common stock (the "Common Stock") pursuant to its First Amended 2003 Employees/Consultants Common Stock Compensation Plan whereby certain individuals receive stock options and/or grants to stimulate involvement and continued involvement in the Company. The Company is registering hereunder and then issuing upon receipt of adequate consideration, to the employee, officer, director or consultant, 8,000,000 shares (the "Shares") of its Common Stock in consideration for services rendered and/or to be rendered and payments made under the 2003 Employees/Consultants Common Stock Compensation Plan.

The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. Shares registered hereunder are being sold to both affiliates and non-affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") which would limit their discretion in transferring the shares acquired from the Company. If an individual who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I (b) of the Exchange Act.

The Common Stock is listed on the OTC bulletin board under the symbol VISH.

The date of this Amended Registration Statement is January 5, 2004 This Amended Registration Statement amends the Registration Statement previously filed and effective under the Securities Act of 1933 as amended (the "Securities Act") and contains by reference all of the information set forth in the previously filed Registration Statement. The statements in this Amended Registration Statement as to the content of any contracts or other documents filed as an exhibit to either the Amended Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to:

ViaStar Holdings, Incorporated
2451 W. Birchwood Avenue, Suite 105,
Mesa, Arizona 85202

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the United States Securities and Exchange Commission (the "Commission"). These reports as well as proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is presently quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington, D.C. 20549.

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No person has been authorized to give any information or to make any representation, other than those contained in this Amended Registration Statement, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Amended Registration Statement does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to anyone to whom it is unlawful to make an offer or solicitation

Neither the delivery of this Amended Registration Statement nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

This Amended Registration Statement on Form S-8 is filed by ViaStar Holdings, Inc., a Nevada corporation (the "Registrant"), relating to 8,000,000 shares of its common stock, par value $0.001 per share (the "Stock"), issuable to eligible employees and/or consultants of the Registrant under the ViaStar Holdings, Inc. First Amended 2003 Employees/Consultants Common Stock Compensation Plan (the "Plan").

In accordance with the instructional note to Part I of Form S-8, as promulgated by the Securities and Exchange Commission (the "Commission"), the information specified by Part I of Form S-8 has been omitted from this Amended Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934 and are incorporated by reference into this Amended Registration Statement:

1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 and filed with the Commission on April 15, 2003, and amended on April 24, 2003.

2. Description of Registrant's common stock, which is contained in the Registrant's Registration Statement on Form 10SB12G, File No. 000-28485, as filed with the Commission on December 13, 1999, and thereafter amended on January 31, 2000, February 18, 2000, and February 28, 2000, respectively.

3. Transitional Report on Form 10-KSB for the transition period ended June 30, 2003 and filed with the Commission on October 20, 2003, reflecting the change in fiscal year from calendar year end to June 30th.

4. All other reports filed pursuant to Section 13 (a) or 15 (d) of the Exchange Act since the end of the transitional fiscal year covered by the transitional report referred to in (3) above.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act after such date of filing of this Amended Registration Statement and prior to such time as the Company files a post-effective amendment to this Amended Registration Statement which indicates that all common shares covered by this Amended Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Amended Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part thereof.

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ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable

ITEM 6. INDEMNIFICATION OP DIRECTORS AND OFFICERS

Pursuant to Section 78.7502 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable

ITEM 8. EXHIBITS

Reference is made to the Exhibit Index.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any registration statement required by Section 10(a) (3) of the Securities Act;

(ii) To reflect in the registration statement any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of registration statement filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement and/or Amended Registration Statement; and

(iii) To include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

PROVIDED HOWEVER, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mesa, State of Arizona, on this 5th day of January 2004.

VIASTAR HOLDINGS, INCORPORATED

By: /s/ John D. Aquilino

John D. Aquilino
Its: Chief Executive Officer

By: /s/ Richard L. Brooks

Richard Brooks, Esq.
Its: Executive Vice President /General Counsel

________________________________________________________________________________________________

Pursuant to the requirements of the Securities Act, this Amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/John D. Aquilino	Chairman of the Board Director	January 6, 2004

/s/Richard L. Brooks	Director	January 6, 2004

/s/John Daly	Director	January 6, 2004

EXHIBIT INDEX
Exhibit Number	Description

5.1	Opinion and Consent of Counsel

10.1 *	2003 Employees/Consultants Common Stock Compensation Plan

10.2	Amended 2003 Employees/Consultants Common Stock Compensation Plan

23.2 *	Consent of Independent Auditor

*	Incorporated by reference to Form S-8 filed November 10, 2003

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